Exhibit 10.14

February 3, 2011

Mr. Kim Niederman
139 Newell Avenue
Los Gatos, California 95032

Dear Kim,

The team at 8x8, Inc. has a high regard for your record and desires to retain you as an employee according to the following terms, subject to approval of resolutions related to the Section 16 officer provisions of this offer by 8x8's Board of Directors (which will be circulated to 8x8's Directors immediately upon acceptance of this offer):

  You will start full-time employment on Thursday, February 3, 2011 if you choose to accept this offer.

  Your annual full-time salary will be $235,000 payable according to our usual periodic schedule, and benefits set at the discretion of the company.

  You will participate in the 8x8, Inc. profit sharing plan as an officer commencing for the quarter ending June 30, 2011. For the first four quarters that you receive profit sharing payments, in the event your quarterly profit sharing payment is less than $15,000 (gross), 8x8, Inc. will gross up the profit sharing payment to equal $15,000 (gross). By way of example, if your gross profit sharing payment is $9,000, 8x8, Inc. will include an additional bonus of $6,000 in that respective profit sharing payment.

  A stock option in 8x8, Inc. of 375,000 shares will be granted to you. Such options will be subject to stock plan terms with change-of-control terms consistent to those granted to 8x8's executive officers. The exercise price of these options will be set at the closing price of EGHT stock upon a signed unanimous written consent of the Board of Directors of 8x8, which will be circulated after your acceptance of this offer, but in no case later than the regularly scheduled Board of Directors meeting on February 15, 2011. Shares shall vest at a rate of 1/4th in one year from your start date and 1/36th of the remaining shares each month thereafter, subject to your continuing status as an employee.

  A stock purchase right in 8x8, Inc. of 200,000 shares will be granted to you upon a signed unanimous written consent of the Board of Directors of 8x8, which will be circulated after your acceptance of this offer, but in no case later than the regularly scheduled Board of Directors meeting on February 15, 2011. Such stock purchase right grant will be subject to stock plan terms. Shares will vest at a rate of 1/4th in one year from your start date and 1/8th of the remaining shares on the last day of each of the following three full months thereafter, until all shares have vested, subject to your continuing status as an employee.

  Your position will initially be Senior Vice President, Sales reporting to Dan Weirich. Duties and responsibilities are subject to change depending on the needs of the company.

  This employment offer expires on Friday, February 4, 2011.

  You understand that your employment is at will with either party entitled to terminate.

  You agree to assign to the company any patents or other intellectual property developed while employed at 8x8, Inc. and to protect in confidence the proprietary information of 8x8, Inc. perpetually.

  You agree not to do any outside consulting work for any other company or serve on the Board of Directors of any other company while employed full-time at 8x8, Inc. other than with the advance written approval of our Board of Directors at 8x8, Inc.

  8x8, Inc. Offer Letter to Mr. Kim Niederman, page 2

  In the event that you are terminated, without cause, between six months and one year of employment with 8x8, you will effectively remain an employee of 8x8 for six months from such date of termination (the "Employment Extension Period") and will continue to vest the stock grants above subject to stock plan provisions during the Employment Extension Period. You will continue to receive medical and other benefits, including 401(k) and ESPP, for the Employment Extension Period other than PTO, which would cease to accrue as of your termination date. During the Employment Extension Period, you are free to seek employment elsewhere, subject to honoring the obligations of noncompete (which are determined at the time you are engaging in any new activity, and are intended to prevent 8x8 from paying you salary while you are working for a direct competitor, such as RingCentral, Avaya, or Shoretel, whereas employment at Google or elsewhere would not conflict so long as there is no direct competition with 8x8) and nondisclosure, as well as assignment of intellectual property developed through the date of termination. You owe us nothing on intellectual property developed after your date of termination. You agree during the Employment Extension Period to be available to consult on matters as they might arise that relate to your employment prior to your termination date, including answering questions or talking to some partner or party who may require reassurance, or operational or legal assistance. Your approved expenses incurred through your termination date will be paid out through the normal expense report process. You agree to resign as an officer effective on such termination date. You will continue to be paid via 8x8's normal payroll through the Employment Extension Period, at which time you will be reimbursed for your PTO at your final exit interview.

If this meets with your approval, please execute where indicated below. Please return a copy of the signed letter to Bryan Martin by FAX at 408-980-0432. We welcome you to the team.

Best Regards,

/s/ BRYAN R. MARTIN

Bryan R. Martin
Chairman and Chief Executive Officer

Approved: /s/ KIM NIEDERMAN                                               Date: February 3, 2011